Exhibit 99.63

Goldgroup Mining Inc.

Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(expressed in thousands of US dollars, except where indicated)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of
Goldgroup Mining Inc.

Opinion

We have audited the accompanying consolidated financial statements of Goldgroup Mining Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2025 and 2024 and the consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ deficiency for the years then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2025 and 2024, and its financial performance and its cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained in our audit is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 of the consolidated financial statements, which indicates that the Company has an accumulated deficit of $226,992,000 at December 31, 2025 and as at that date, the Company has a working capital deficiency of $40,314,000. As stated in Note 1, these events and conditions indicate that a material uncertainty exists that casts significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current year. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the Material Uncertainty Related to Going Concern section, we have determined the matter described below to be the key audit matter to be communicated in our auditor’s report.

Acquisition of Molimentales Del Noreste, S.A. de C.V.

As described in Note 13 to the consolidated financial statements, the Company acquired all of the issued and outstanding shares of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”) on December 23, 2025 for total consideration of $7,453,000. As discussed in Note 3 to the consolidated financial statements, the Company determined that the purchase represented an acquisition of assets rather than a business combination. The allocation of purchase consideration to each component is based on the relative fair value of the assets acquired.

We identified the acquisition of Molimentales as a key audit matter as the net assets acquired is considered material in value and it required significant management estimate and judgement to determine the fair value of assets acquired. In addition, the fair value of net assets acquired involved a high degree of subjective auditor judgement, in addition to specialized skills and knowledge to evaluate. The sensitivity of reasonably possible changes to these assumptions could have a significant impact on the determination of the fair value of net assets acquired.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures include, among others:

•	Review the structure of the asset acquisition, examine legal documents, agreements, and board minutes, and assessing management’s judgment that the transaction constituted an asset acquisition.

•	Confirm legal ownership of Molimentales.

•	Review the adequacy of financial statement disclosures related to the acquisition.

•	Engage experts to assist in evaluating the appropriateness of management and management’s expert’s fair value of consideration and net assets acquired on acquisition.

•	Complete reliance on management’s expert procedures.

Other Information

Management is responsible for the other information. The other information obtained at the date of this auditor's report includes Management’s Discussion and Analysis.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current year and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Stephen Hawkshaw.

Chartered Professional Accountants	Vancouver, Canada

April 30, 2026

Goldgroup Mining Inc.

Consolidated Statements of Financial Position

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

	Note	December 31, 2025	December 31, 2024
Assets
Current assets
Cash		$9,611	$366
Other receivables and prepaid expenses	5	2,798	807
Inventory	7	16,176	2,203
Assets held for sale	11	5,423	-
		34,008	3,376
Receivables	5	1,807	1,124
Property, plant and equipment	8	20,378	1,386
Right of use asset	16	36	22
Mineral property	10	13,946	307
Exploration and evaluation assets	12	1,489	-
Total assets		$71,664	$6,215
Liabilities
Current liabilities
Accounts payable and accrued liabilities		$25,202	$10,988
Current lease liability	16	10	11
Warrant liability	17	45,992	1,446
Deposit received on proceeds of sale	11	2,445	-
Liabilities held for sale	11	422	-
Royalty payable	10,13	251	-
		74,322	12,445
Lease liability	16	28	15
Royalty payable	10,13	4,033	-
Decommissioning obligations	15	8,446	2,121
Total liabilities		86,829	14,581
Shareholders’ deficiency
Share capital	18	198,909	138,277
Contingent share consideration	24	3,305	3,305
Reserves		9,613	8,664
Deficit		(226,992)	(158,612)
Total shareholders’ deficiency		(15,165)	(8,366)
Total liabilities and shareholders’ deficiency		$71,664	$6,215

Nature of operations and going concern (note 1)
Commitments (note 24)

Subsequent events (note 27)

Approved by the Board of Directors

”Roberto Guzman”	Director	”Corry Silbernagel”	Director

The accompanying notes are an integral part of these consolidated financial statements

Goldgroup Mining Inc.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

	Note	2025	2024
Revenue
Gold sales		$22,740	$20,149
Silver sales		241	220
Cost of operations		22,981	20,369
Cost of sales	20	(16,997)	(17,433)
Depreciation and depletion	8,16,10	(726)	(963)
		5,258	1,973
Depreciation	16	(10)	(63)
Share-based compensation	18,19	(33)	(141)
General and administrative		(1,432)	(1,160)
Salary and consulting	19	(499)	(549)
Professional fees	19	(2,919)	(1,243)
Exploration costs		(143)	-
Finance cost	21	(125)	(159)
Impairment of Pinos Project	11	(31,148)	-
Unrealized derivative loss – warrant liability	17	(37,060)	(1,081)
Foreign exchange gain (loss)		(531)	66
Other income		262	16
Loss before income taxes		(68,380)	(2,341)
Income taxes expense – current	22	-	(134)
Loss for the year		(68,380)	(2,475)
Loss per share – basic & diluted		$(0.30)	$(0.03)
Weighted average shares outstanding (000’s) – basic & diluted		231,345	87,644

The accompanying notes are an integral part of these consolidated financial statements

Goldgroup Mining Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

	Notes	2025	2024
Cash provided by (used in) operating activities
Loss for the year		$(68,380)	$(2,475)
Items not affecting cash:
Depreciation	8,16	563	751
Depletion		88	175
Share-based compensation	18	33	141
Unrealized foreign exchange loss (gain)		(6)	10
Finance cost – amortization of transaction costs	21	-	8
Decommissioning obligations - accretion	21	120	156
Unrealized derivative loss – warrant liability	17	37,060	1,081
Interest on lease liability	21	5	7
Impairment of Pinos Project	11	31,149	-
Impairment of inventory	7	-	599
Change in non-cash operating working capital:
(Increase) decrease in other receivables and prepaid expenses		(1,904)	1,566
Increase in inventory		(11,796)	227
Increase (decrease) in accounts payable and accrued liabilities		156	(2,479)
		(12,912)	(233)
Cash flows provided by (used in) financing activities
Lease payments	16	(13)	(63)
Share issuance costs	18	(437)	(13)
Repayment of convertible debt	14	-	(104)
Proceeds received on private placement	18	30,306	700
Proceeds from warrant exercises	18	3,154	-
Proceeds from option exercises	18	48	-
		33,058	520
Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	8	(3,406)	(213)
Deposit received on proceeds of sale	11	2,445	-
Cash received on acquisitions	11,13	36	-
Capitalized exploration costs	12	(1,489)	-
Molimentales acquisition	13	(8,301)	-
Pinos acquisition costs	11	(186)	-
		(10,901)	(213)
Increase in cash		9,245	74
Cash – beginning of year		366	292
Cash – end of year		$9,611	$366

Supplemental cash flow information (note 26)

The accompanying notes are an integral part of these consolidated financial statements

Goldgroup Mining Inc.

Consolidated Statements of Changes in Shareholders’ Deficiency

(amounts expressed in thousands of US dollars, except where indicated)

	Notes	Shares (‘000)	Share capital	Contingent shares (Note 24)	Share based compensation reserves	Equity portion of convertible debt	Foreign currency translation reserves	Deficit	Total equity
January 1, 2025		101,425	$138,277	$3,305	$8,968	$4	$(308)	$(158,612)	$(8,366)
Loss for the year		-	-	-	-	-	-	(68,380)	(68,380)
Private placement, net	17,18	108,038	18,176	-	-	-	-	-	18,176
Share issuance costs	18	2,696	(1,864)	-	1,172	-	-	-	(692)
Share-based compensation	18	-	-	-	33	-	-	-	33
Exercise of stock options	18	1,662	92	-	(44)	-	-	-	48
Exercise of warrants	18	27,973	8,266	-	(212)	-	-	-	8,054
Shares issued on Pinos acquisition	11	50,716	35,962	-	-	-	-	-	35,962
Balance at December 31, 2025		292,510	$198,909	$3,305	$9,917	$4	$(308)	$(226,992)	$(15,165)

January 1, 2024		82,744	$137,944	$3,305	$8,827	$-	$(308)	$(156,137)	$(6,369)
Loss for the year		-	-	-	-	-	-	(2,475)	(2,475)
Private placement, net	18	18,681	346	-	-	-	-	-	346
Share issuance costs	18	-	(13)	-	-	-	-	-	(13)
Share-based compensation	18	-	-	-	141	-	-	-	141
Equity portion of convertible debt	14	-	-	-	-	4	-	-	4
Balance at December 31, 2024		101,425	$138,277	$3,305	$8,968	$4	$(308)	$(158,612)	$(8,366)

The accompanying notes are an integral part of these consolidated financial statements

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

1	Nature of operations and going concern

Nature of operations

Goldgroup Mining Inc. is the parent company of its consolidated group ("Goldgroup'' or the "Company''). Goldgroup was incorporated in Quebec under the Business Corporations Act (Québec) and on July 28, 2011 it was continued under the Business Corporations Act (British Columbia). Its head office is located at Suite 410 – 1111 Melville Street, Vancouver BC, V6E 3V6. Goldgroup together with its subsidiaries, is a Canadian-based gold producer and is focused on the acquisition, exploration and development of advanced stage gold-bearing mineral properties in the Americas. The Company’s current gold production and exploration and development related activities are conducted in Mexico. Goldgroup owns a property portfolio that includes a 100% interest in the operating Cerro Prieto project in Sonora. As at December 31, 2025, the Company is listed on the Toronto Venture Exchange (“TSX-V”) under the “GGA” trading symbol.

Going Concern

The Company has experienced recurring operating losses and has an accumulated deficit of $226,992 at December 31, 2025. In addition, as at December 31, 2025, the Company has working capital deficiency of $40,314. Working capital is defined as current assets less current liabilities and provides a measure of the Company’s ability to settle liabilities that are due within one year with assets that are also expected to be converted into cash within one year. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its planned work program on its mineral properties, meet its on-going levels of corporate overhead and commitments, keep its properties in good standing and discharge its liabilities as they come due. These matters result in material uncertainties which raise significant doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that would be necessary if the going concern assumption were not appropriate. If the going concern basis was not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the classifications used in the statement of financial position.

Recent global issues, including political conflict in other regions, have adversely affected workplaces, economies, supply chains, and financial markets globally. It is not possible for the Company to predict the duration or magnitude of the adverse results of these issues and their effects on the Company's business or results of operations at this time.

2	Basis of presentation

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The policies set out below were consistently applied to all the years presented.

The Board of Directors approved these consolidated financial statements on April 30, 2026.

These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments which are measured at fair value.

3	Estimates, risks and uncertainties

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company’s management makes judgments in its process of applying the Company’s accounting policies in the preparation of its consolidated financial statements. In addition, the preparation of the financial data requires that the Company’s management make assumptions and estimates of the effects of uncertain future events on the carrying amounts of the Company’s assets and liabilities at the end of the reporting period and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates as the estimation process is inherently uncertain. Estimates are reviewed on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. Revisions to estimates and the resulting effects on the carrying amounts of the Company’s assets and liabilities are accounted for prospectively.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Significant judgments in applying accounting policies

The critical judgments that the Company’s management has made in the process of applying the Company’s accounting policies, apart from those involving estimations, that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:

(i)	Impairment of assets

The carrying value of property, plant and equipment and the Company’s mineral property is reviewed each reporting period to determine whether there is any indication of impairment. If the carrying amount of an asset exceeds its recoverable amount, the asset is impaired and an impairment loss is recognized in profit or loss. The assessment of fair values, including those of the cash-generating units, require the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, foreign exchange rates, future capital requirements and operating performance. Changes in any of the assumptions or estimates used in determining the fair value of assets could impact the impairment analysis.

(ii)	Impairment indicators for exploration and evaluation assets

Management applies judgment in assessing whether facts and circumstances indicate that the carrying amount of exploration and evaluation assets may exceed their recoverable amount. In making this assessment, management considers, among other matters, the period for which the entity has the right to explore in the specific area, plans for further exploration and evaluation, the results of exploration work to date, whether substantive expenditure on further exploration is budgeted or planned, and whether data exists that suggest the carrying amount is unlikely to be recovered in full from successful development or by sale. The use of judgment is particularly important in the early stages of a project where limited information may be available.

(iii)	Determination of assets held for sale

Management uses judgment in determining whether non-current assets or disposal groups meet the criteria for classification as held for sale under IFRS 5. This includes assessing whether the asset is available for immediate sale in its present condition, whether management is committed to a plan to sell, whether an active program to locate a buyer and complete the plan has been initiated, whether the sale is highly probable, and whether completion is expected within one year. Judgment may also be required in assessing whether any conditions to closing are substantive and whether the facts support classification at the reporting date.

(iv)	Economic recoverability and probability of future economic benefits of exploration and development costs

Management has determined that exploratory drilling and evaluation costs incurred which have been capitalized are economically recoverable. Management uses several criteria in its assessments of economic recoverability and probability of future economic benefit including geologic and metallurgic information, history of conversion of mineral deposits to proven and probable reserves, scoping and feasibility studies, accessible facilities, existing permits and life of mine plans.

(v)	Functional currency

The functional currency for each of the Company and it’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Company has determined the functional currency of each entity is the US dollar. Determination of functional currency may involve certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

Key sources of estimation uncertainty

The areas which require management to make significant estimates and assumptions in determining carrying values include, but are not limited to:

(i)	Mineral resource estimation

The carrying value and recoverability of mineral properties requires management to make certain estimates, judgments and assumptions about each project. Management considers the economics of the project, including the latest resources prices and the long-term forecasts, and the overall economic viability of the project. The determination of mineral resources also requires the use of estimates. The Company estimates its mineral resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101, Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating mineral resources and assumptions that are valid at the time of estimation which may change significantly when new information becomes available. Changes in the forecasted prices of commodities, exchange rates, production costs or recovery rates may change the economic status of resources and may result in changes to resource estimates.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

(ii)	Depreciation and depletion

Plant and other facilities used directly in mining activities are depreciated using the unit-of-production (“UOP”) method over a period not to exceed the estimated life of the ore body based on recoverable ounces to be mined from estimated resources. Mobile and other equipment are depreciated, net of residual value, on a straight-line basis, over the useful life of the equipment to the extent that the useful life does not exceed the related estimated life of the mine based on estimated recoverable resources.

The calculation of the UOP rate, and therefore the annual depreciation and depletion expense, could be materially affected by changes in the underlying estimates. Changes in estimates can be the result of actual future production differing from current forecasts of future production, expansion of mineral reserves through exploration activities, differences between estimated and actual costs of mining and differences in gold price used in the estimation of mineral reserves.

Significant judgment is involved in the determination of useful life and residual values for the computation of depreciation and depletion and no assurance can be given that actual useful lives and residual values will not differ significantly from current assumptions.

(iii)	Decommissioning and restoration provision

The Company assesses its provision for reclamation and remediation on an annual basis or when new material information becomes available. Mining and exploration activities are subject to various laws and regulations governing the protection of the environment. In general, these laws and regulations are continually changing and the Company has made, and intends to make in the future, expenditures to comply with such laws and regulations. Accounting for reclamation and remediation obligations requires management to make estimates of the future costs the Company will incur to complete the reclamation and remediation work required to comply with existing laws and regulations at each mining operation and exploration and development property. Actual costs incurred may differ from those amounts estimated. Also, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required to be performed by the Company. Increases in future costs could materially impact the amounts charged to operations for reclamation and remediation. The provision represents management’s best estimate of the present value of the future reclamation and remediation obligation. The actual future expenditures may differ from the amounts currently provided.

(iv)	Contingencies

Due to the size, complexity and nature of the Company’s operations, various legal and tax matters are outstanding from time to time. In the event that management’s estimate of the future resolution of these matters changes, the Company will recognize the effects of the changes in its consolidated financial statements on the date such changes occur.

(v)	Deferred taxes

In assessing the probability of realizing income tax assets recognized, management makes estimates related to expectations of future taxable income, expected timing of reversals of existing temporary differences and the likelihood that tax positions taken will be sustained upon examination by applicable tax authorities. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Forecasted cash flows from operations are based on life of mine projections internally developed and reviewed by management. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on individual facts and circumstances of the relevant tax position evaluated in light of all available evidence. Where applicable tax laws and regulations are either unclear or subject to ongoing varying interpretations, it is reasonably possible that changes in these estimates can occur that materially affect the amounts of income tax assets recognized. At the end of each reporting period, the Company reassesses unrecognized income tax assets.

(vi)	Acquisition of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”)

During the year ended December 31, 2025, the Company acquired 100% of the outstanding shares of Molimentales which owned the San Francisco Mining Project. Management determined that the purchase represented an acquisition of assets rather than a business combination. The allocation of purchase consideration to each component is based on the relative fair value of the net assets acquired.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

(vii)	Derivative valuation

The fair value of the warrant liabilities is determined using the Black-Scholes option pricing model, which requires the use of estimates and assumptions, including share price volatility, expected life, risk-free interest rate and expected dividends. Changes in any of the assumptions or estimates used in the valuation could impact the fair value of the derivative warrant liabilities and the amounts recognized in profit or loss.

(viii)	Valuation of inventory

Expenditures incurred, and depreciation and depletion of assets used in mining and processing activities are deferred and accumulated as the cost of ore in stockpiles, ore on leach pads, in-process and finished metal inventories. These deferred amounts are carried at the lower of average cost or net realizable value (“NRV”). Write-downs of ore in stockpiles, ore on leach pads, in-process and finished metal inventories resulting from NRV impairments are reported as a component of current period costs. The primary factors that influence the need to record write-downs include prevailing and long-term metal prices and prevailing costs for production inputs such as labour, fuel and energy, materials and supplies, as well as realized ore grades and actual production levels.

Costs are attributed to the leach pads based on current mining costs, including applicable depreciation and depletion relating to mining operations incurred up to the point of placing the ore on the pad. Costs are removed from the leach pad based on the average cost per recoverable ounce of gold on the leach pad as the gold is recovered. Estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the pads, the grade of ore placed on the leach pads and an estimated percentage of recovery. Timing and ultimate recovery of gold contained on leach pads can vary significantly from the estimates. The quantities of recoverable gold placed on the leach pads are reconciled to the quantities of gold actually recovered (metallurgical balancing), by comparing the grades of ore placed on the leach pads to actual ounces recovered. The nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and the engineering estimates are refined based on actual results over time. The ultimate recovery of gold from a pad will not be known until the leaching process is completed.

The allocation of costs to ore on leach pads and in-process inventories and the determination of NRV involve the use of estimates. There is a high degree of judgment in estimating future costs, future production levels, reserves estimates, gold and silver prices, and the ultimate estimated recovery for ore on leach pads. There can be no assurance that actual results will not differ significantly from estimates used in the determination of the carrying value of inventories

4	Material accounting policy information

Principles of consolidation

Subsidiaries

Subsidiaries are all entities controlled by the Company. An investor controls an investee when it is exposed or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. All intercompany transactions and balances have been eliminated on consolidation. These consolidated financial statements include the financial statements of the Company and its subsidiaries:

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

	Property	Location	As at December 31, 2025	As at December 31, 2024
Subsidiaries
Granmin Malaysia Ltd. (“Granmin Malaysia”)	-	Malaysia	100%	100%
Granmin SA de CV (“Granmin Mexico”)	-	Mexico	100%	100%
Minera Calipuy SA de CV (“Calipuy”) (1)	-	Mexico	100%	100%
Goldgroup Resources Inc. (“Goldgroup Resources”)	-	Canada	100%	100%
0919921 B.C. Ltd. (1)	-	Canada	100%	100%
0788598 B.C. Ltd. (1)	-	Canada	100%	100%
0788601 B.C. Ltd. (1)	-	Canada	100%	100%
0961152 B.C. Ltd. (1)	-	Canada	100%	100%
1068659 B.C. Ltd. (1)	-	Canada	100%	100%
Minera Polimetalicos Mexicanos S.A. (1)	-	Panama	100%	100%
Minas de Oroco Resources SA de CV	-	Mexico	100%	100%
Minera Cerro Esperanza SA de CV	Cerro Prieto	Mexico	100%	100%
Minera Cardel SA de CV (“Minera Cardel”)	-	Mexico	100%	100%
Starmin S.A. de C.V. (1)	-	Mexico	100%	100%
Veminser S.A. de C.V. (1)	-	Mexico	100%	100%
DynaResource de Mexico SA de CV (“DynaMexico”)	San José de Gracia	Mexico	*	*
Minera Apolo S.A. de C.V. (2)	Pinos Project	Mexico	100%	-
Minera Catanava S.A. de C.V. (2)	Pinos Project	Mexico	100%	-
Molimentales del Noroeste, S.A. de C.V. (3)	San Francisco	Mexico	100%	-

(1) Inactive for the periods presented.

(2) These entities were disposed of subsequent to December 31, 2025 (Note 11)

(3) This entity was acquired in the current year (Note 13)

*The ownership of DynaMexico is in dispute. See (Note 9).

Foreign currency translation

The consolidated financial statements are presented in US dollars which is also the functional currency of the Company and its subsidiaries. Transactions in foreign currencies are initially recorded at the functional currency rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange prevailing at the date of the statement of financial position. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. Foreign exchange gains and losses are included in profit or loss.

Revenue recognition

Sales of dore are recognized and revenue is recorded at market prices following the transfer of control to the customer, provided that the Company has a present right to payment, has transferred physical possession of the asset to the customer, and the customer has the significant risks and rewards of ownership. The Company satisfies its performance obligations upon delivery of the dore to the customer.

Inventories

Finished goods (doré inventory) and heap leach ore are valued at the lower of average production cost and net realizable value. Doré represents a bar containing predominantly gold by value which must be refined offsite to return saleable metals. Net realizable value is the amount estimated to be obtained from sale of the inventory in the normal course of business, less any anticipated costs to be incurred prior to its sale. The production cost of inventories is determined on a weighted average basis and includes cost of raw materials, direct labour, mine-site overhead and depreciation and depletion of mine properties and plant and equipment.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The recovery of gold and by-products from oxide ores is achieved through the heap leaching process at the Cerro Prieto mine. Under this method, ore is placed on leach pads where it is treated with a chemical solution which separates the gold contained in the ore. The time required for the majority of the gold to be recovered utilizing heap leaching is over a period of up to 120 days. The resulting “pregnant” solution is further processed in a plant where the gold is recovered. Operating costs at each stage of the process are capitalized and included in work-in-process inventory based on current mining and leaching costs, including applicable depreciation and depletion relating to the mine properties and plant and equipment. These costs are removed from heap leach inventory as ounces of gold are recovered at the average cost per ounce per recoverable ounce of gold on the leach pads. Estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tonnes added to leach pads), the grade of ore placed on the leach pads (based on assays analysis), and a recovery percentage (based on testing and ongoing monitoring of the rate of gold recoveries).

Consumable supplies and spare parts expected to be used in production are valued at the lower of weighted average cost or net realizable value, which includes the cost of purchase as well as transportation and charges to bring them to their existing location and condition.

A write-down of inventory is recognized as an expense in profit or loss in the period the write-down occurs. Reversal of any write-down of inventory, arising from an increase in net realizable value, is recognized in profit or loss as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs.

Property, plant and equipment

Property, plant and equipment (“PPE”) are recorded at cost and carried net of accumulated depreciation and accumulated impairment losses. Costs of additions and improvements are capitalized. An item of PPE is derecognized upon disposal, or impaired when no future economic benefits are expected to arise from continued use of the asset. Any gain or loss on disposal of the asset, determined as the difference between the proceeds and the carrying amount of the asset is recognized in profit or loss.

Plant and mining equipment assets used in commercial production are subject to depreciation and depletion over their useful life. For buildings and machinery, the UOP method is applied where the mine operating plan calls for production from well-defined mineral deposits. Where total mineral deposits are not determinable because ore bearing structures are open at depth or are open laterally, the straight-line method is applied over the estimated life of the mine.

For transportation, computer and other equipment, the straight-line method is also applied over the estimated useful lives of the assets:

Years

Plant and mining equipment	3-4
Machinery	3-5
Office and furniture	3-5
Vehicles	3-4
Lab equipment	3-5

Major overhaul expenditures on mobile equipment and other tangible property, including replacement spares and labour costs, are capitalized and amortized over the average expected life between major overhauls. All other replacement spares and other costs relating to maintenance of the mobile equipment are charged to operating costs if it is not probable that future economic benefits will flow to the Company.

Mineral properties

(i)	Pre-license costs:

Costs incurred before the Company has obtained the legal right to explore are expensed as incurred.

(ii)	Exploration and evaluation costs:

Once the legal right to explore has been acquired, exploration and evaluation expenditures are capitalized on a property by property basis, including the costs of acquiring, maintaining its interest in, exploring and evaluating mineral properties until such time as the lease expires, the mineral properties abandoned, sold or considered impaired in value or is transferred to mines under construction as development costs. Indirect administrative costs are expensed as incurred. Exploration and evaluation properties are not amortized during the exploration and evaluation stage.

(iii)	Mines under construction and development costs:

When technical feasibility and economic viability of projects have been determined and the decision to proceed with development has been approved, the expenditures related to construction are capitalized as mines under construction and classified as a component of mine properties, property, plant and equipment once an impairment test has been completed. Costs associated with the commissioning of new assets, in the pre-commercial period before they are operating in the way intended by management, are capitalized. Commercial production is deemed to have occurred when management determines certain production parameters are met.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

In order for production to occur, the Company must first obtain exploitation and other permits on such properties. Such permits are subject to the approval of the local government and government controlled entities. Unless and until such permits are obtained there can be no assurance that such permits will be obtained. As such, permits need to be obtained before costs are reclassified from exploration and evaluation properties to mines under construction.

(iv)	Mine properties:

Once a mineral property has been brought into commercial production as intended by management, costs of any additional work on that property are expensed as incurred, except for large development programs, which will be deferred and depleted over the remaining useful life of the related assets. Mine properties include deferred stripping costs and decommissioning and restoration costs related to the reclamation of mine properties. Mine properties are derecognized upon disposal, or impaired when no future economic benefits are expected to arise from continued use of the asset. Any gain or loss on disposal of the asset, determined as the difference between the proceeds received and the carrying amount of the asset is recognized in profit or loss.

Costs of producing mine properties are depreciated and depleted on the UOP basis using estimated resources. Depreciation or depletion is recorded against the mine property only upon the commencement of commercial production.

Exploration expenditures are expensed as incurred at mine properties, unless the nature of the expenditures are to convert mineral resources into mineral reserves or in the absence of a mineral resource estimate, are to define areas to be included in the mine plan. Any amounts deferred in this regard are depreciated based on the UOP method.

Mine properties are recorded at cost, net of accumulated depreciation and depletion and accumulated impairment losses and are not intended to represent future values.

Recovery of capitalized costs is dependent on successful development of economic mining operations or the disposition of the related mineral property.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers, non-compliance with regulatory requirements or title may be affected by undetected defects.

Stripping costs

Stripping costs incurred during the development of a mine are capitalized in mine properties. Stripping costs incurred subsequent to commencement of commercial production are variable production costs that are included in the costs of inventory produced during the period in which the stripping costs are incurred, unless the stripping activity can be shown to give rise to future benefits from the mineral property, in which case the stripping costs would be capitalized. Future benefits arise when stripping activity increases the future output of the mine by providing access to a new ore body. Capitalized stripping costs are depleted based on the UOP method, using mineral reserves as the depletion base.

Decommissioning and restoration

The Company is subject to various governmental laws and regulations relating to the protection of the environment. The environmental regulations are continually changing and are generally becoming more restrictive.

Decommissioning and restoration obligations encompass legal, statutory, contractual or constructive obligations associated with the retirement of a long-lived tangible asset (for example, mine or site reclamation costs) that results from the acquisition, construction, development and/or normal operation of a long-lived asset. The retirement of a long-lived asset is reflected by an other-than-temporary removal from service, including sale of the asset, abandonment or disposal in some other manner.

The present value of a liability for decommissioning and restoration is recorded in the period in which the obligation first arises. The Company records the estimated present value of future cash flows associated with site closure and reclamation as a long-term liability and increases the carrying value of the related assets for that amount. Over time, the liability is increased to reflect an interest element in the estimated future cash flows (accretion expense) considered in the initial measurement of fair value. The capitalized cost is depleted or depreciated on either the unit-of-production basis or the straight-line basis, as appropriate. The Company's estimates of its provision for decommissioning and restoration obligations could change as a result of changes in regulations, changes to the current market-based discount rate, the extent of environmental remediation required, and the means of reclamation or cost estimates. Changes in estimates are accounted for in the period in which these estimates are revised.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The cost of decommissioning and restoration related to the Batamote property were expensed over the estimated option term through profit and loss as cost of operations as depletion in the period in which the obligation first arose.

Impairment of non-financial assets

For the purposes of assessing impairment, the recoverable amount of an asset, which is the higher of its fair value less costs to sell and its value in use, is estimated. If it is not possible to estimate the recoverable amount of an individual asset, the asset is included in the cash-generating unit to which it belongs and the recoverable amount of the cash generating unit is estimated. As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level. A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets.

Intangible assets with an indefinite useful life and intangible assets not yet available for use are also tested for impairment at least annually. All other individual assets or cash-generating units are tested for impairment whenever events or changes in circumstances indicate that the asset is impaired such as decreases in metal prices, an increase in operating costs, a decrease in mineable reserves or a change in foreign exchange rates. The Company also considers net book value of the asset, the ongoing costs required to maintain and operate the asset, and the use, value and condition of the asset.

An impairment loss is recognised for the amount by which the asset's or cash-generating unit's carrying amount exceeds its recoverable amount. To determine the value-in-use, management estimates expected future cash flows from each asset or cash-generating unit and determines a suitable interest rate in order to calculate the present value of those cash flows. Future cash flows used in the determination of value in use are estimated based on expected future production, recoverability of reserves, commodity prices, operating costs, reclamation costs and capital costs. Management estimates of future cash flows are subject to risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the recoverable amounts of assets, including the Company’s investments in mine properties.

Fair value is determined with reference to discounted estimated future cash flow analysis or on recent transactions involving dispositions of similar properties.

An impairment loss for a cash-generating unit is first allocated to reduce the carrying amount of any goodwill allocated to that cash-generating unit. Any remaining impairment loss is allocated on a pro rata basis to the other assets in the cash-generating unit. All assets are subsequently reassessed for indications that an impairment loss previously recognised may no longer exist or may have decreased. An impairment charge is reversed if the cash-generating unit’s recoverable amount exceeds its carrying amount. Where an impairment loss subsequently reverses, the carrying amount of the asset (cash generating unit) is increased to the revised estimate of its recoverable amount, however only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years.

Provisions

Liabilities are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. A provision is a liability of uncertain timing or amount.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects the current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is certain that a reimbursement will be received and the amount receivable can be measured reliably.

Income taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

Current tax assets and liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxes are based on differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax is not provided on the initial recognition of goodwill or on the initial recognition of an asset or liability unless the related transaction is a business combination or affects taxable profit or accounting profit. Deferred tax liabilities on temporary differences associated with shares in subsidiaries and joint ventures is not provided for if reversal of these temporary differences can be controlled by the Company and it is probable that reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are measured, without discounting, using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are likely to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in profit or loss in the period that includes the substantive enactment date. Deferred tax assets are recognized for all temporary differences, carryforward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profits will be available against which they can be utilized.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same entity or different entities which intend to settle current tax assets and liabilities on a net basis or simultaneously in each future period in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

Share-based payments

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled transactions and, when determinable, are recorded at the value of the goods and services received. If the value of the goods and services received are not determinable, then the fair value of the share-based payment is used.

The Company uses a fair value based method (Black-Scholes Option Pricing Model) for all share options granted to directors, employees and certain non-employees. For directors and employees, the fair value of the share options is measured at the date of grant. For grants to non-employees where the fair value of the goods or services is not determinable, the fair value of the share options is measured on the date the services are received.

The fair value of share-based payments is charged to profit or loss, with the offsetting credit to share option reserve. For directors and employees, the share options are recognized over the vesting period based on the best available estimate of the number of share options expected to vest. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods where vested. For non-employees, the share options are recognized over the related service period. When share options are exercised, the amounts previously recognized in share option reserve are transferred to share capital.

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options and/or warrants granted and/or vested during the period.

In the event share options are forfeited prior to vesting, the associated fair value recorded to date is reversed. The fair value of any vested share options that expire, remain in share option reserve.

Contingent share consideration

When purchase consideration that is contingent on the future event is granted in an acquisition that does not constitute a business combination, the initial cost of the acquisition includes an estimate of the fair value of the contingent amounts expected to be payable in the future.

The fair value of the contingent amounts are based the number of contingent shares, the share price of the Company on the date of acquisition and management’s expectations of probability.

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) (the numerator) by the weighted average number of outstanding common shares for the period (denominator). When diluted earnings per share is calculated, only those outstanding share options and warrants and other convertible instruments with exercise prices below the average trading price of the Company’s common shares for the period will be dilutive.

In the periods when the Company reports a net loss, the effect of potential issuances of shares under share options and other convertible instruments is anti-dilutive. Therefore basic and diluted loss per share is the same.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Segmented reporting

In identifying its operating segments, management generally follows the Company’s activities. An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The activities are undertaken by the mine operating segment and the exploration and development segment and are supported by the corporate segment. Each segment is managed separately. The operating results of the segments are reviewed regularly by the Company’s Chief Executive Officer (who is considered the chief operating decision maker) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Financial instruments – recognition and measurements

(i)	Non-derivative financial assets

On initial recognition, financial assets are recognized at fair value and are subsequently classified and measured at: (i) amortized cost; (ii) fair value through other comprehensive income (“FVOCI”); or (iii) fair value through profit or loss (“FVTPL”). The classification of financial assets is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics. A financial asset is measured at fair value net of transaction costs that are directly attributable to its acquisition except for financial assets at FVTPL where transaction costs are expensed. All financial assets not classified and measured at amortized cost or FVOCI are classified as FVTPL. On initial recognition of an equity instrument that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in other comprehensive income/loss.

The classification determines the method by which the financial assets are carried on the statement of financial position subsequent to inception and how changes in value are recorded. Cash and receivables are measured at amortized cost with subsequent impairments recognized in profit or loss.

Impairment

An ‘expected credit loss’ impairment model applies to financial assets recorded at amortized cost which requires a loss allowance to be recognized based on expected credit losses. The estimated present value of future cash flows associated with the asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset’s original effective interest rate, either directly or through the use of an allowance account and the resulting loss is recognized in profit or loss for the period.

In a subsequent period, if the amount of the impairment loss related to financial assets measured at amortized cost decreases, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

(ii)	Non-derivative financial liabilities

Financial liabilities, other than derivatives, are initially recognized at fair value less directly attributable transaction costs. Subsequently, financial liabilities are measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and allocating the interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period. The Company’s accounts payable and accrued liabilities, lease liabilities and loan payable are measured at amortized cost.

Financial liabilities classified as FVTPL include financial liabilities held for trading and financial liabilities designated upon recognition as FVTPL. Fair value changes on these liabilities are recognized in profit or loss.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

(iii)	Derivative financial instruments

The Company issues warrants exercisable in a currency other than the Company’s functional currency and as a result, the warrants are derivative financial instruments.

Derivative financial instruments are initially recognized at fair value and subsequently measured at fair value with changes in fair value recognized in profit or loss. Transaction costs are recognized in profit or loss as incurred.

Share issuance costs

Share issue costs, which includes commissions, facilitation payments, professional fees and regulatory fees, are charged directly to share capital.

Valuation of equity units issued in a private placement

Shares and warrants issued as private placement units are measured using the residual value method whereby value is first allocated to the share component based on its fair value with the residual value being attributed to the warrant.

All of the Company’s warrants are exercisable in a currency other than the functional currency of the Company. As a result, the fair value allocated to the warrant is recorded as a derivative financial liability and is marked to market at the end of each period. Upon exercise of the warrant, the fair value of the warrant at the date of exercise is transferred to share capital.

Comprehensive income (loss)

Total comprehensive income (loss) comprises all components of profit or loss and other comprehensive income (loss). Other comprehensive income (loss) includes changes in revaluation surplus, actuarial gains and losses on defined benefit plans, gains and losses from translating the financial statements of a foreign operation.

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Corporation assesses whether the contract involves the use of an identified asset, whether the right to obtain substantially all of the economic benefits from use of the asset during the term of the arrangement exists, and if the Company has the right to direct the use of the asset. At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative standalone prices.

As a lessee, the Company recognizes a right-of-use asset and a lease liability at the commencement date of a lease. The right-of-use asset is initially measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

The right-of-use asset is subsequently depreciated from the commencement date to the earlier of the end of the lease term, or the end of the useful life of the asset. In addition, the right-of-use asset may be reduced due to impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

A lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by the interest rate implicit in the lease, or if that rate cannot be readily determined, the incremental borrowing rate. Lease payments included in the measurement of the lease liability are comprised of:

•	fixed payments, including in-substance fixed payments, less any lease incentives receivable;

•	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	amounts expected to be payable under a residual value guarantee;

•	exercise prices of purchase options if the Company is reasonably certain to exercise that option; and

•	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if there is a change in the estimate or assessment of the expected amount payable under a residual value guarantee, purchase, extension or termination option. Variable lease payments not included in the initial measurement of the lease liability are charged directly to profit or loss.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are charged directly to profit or loss on a straight-line basis over the lease term.

Assets and Liabilities Held for Sale

Non-current assets, or disposal groups, are classified as held for sale when it is highly probable that their carrying value will be recovered primarily through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset (or disposal group) is available for immediate sale in its present condition. Non-current assets and disposal groups are measured at the lower of their carrying amount and fair value less cost of disposal ("FVLCD"). Once non-current assets and disposal groups are recognised as held for sale they are no longer depreciated or amortised.

If the FVLCD is less than the carrying value of the non-current assets or disposal group on initial classification as held for sale, an impairment loss is recognised in the consolidated statement of profit or loss. Any subsequent gains and losses on remeasurement are recognised in the consolidated statement of profit or loss. Non-current assets and liabilities and the assets and liabilities of a disposal group classified as held for sale are presented separately from the other assets and liabilities in the statement of financial position.

New accounting standards adopted in the current year

In 2024, the International Accounting Standards Board (“IASB”) issued amendments to IAS 1 to clarify the criteria for determining whether to classify a liability as current or non-current and cover what additional disclosures may also be required for liabilities subject to covenants, to IFRS 16 to clarify the accounting treatment for sale and leaseback transactions, providing guidance on how to determine whether the transaction should be accounted for as a sale or a financing transaction and IAS 7, to clarify the classification of supplier finance arrangements in the statement of cash flows regarding supplier finance arrangements, effective for annual periods beginning on or after January 1, 2024. The adoption of this amendment did not have a material impact on the audited consolidated financial statements.

New accounting standards and interpretations issued but not yet effective

Standards and interpretations issued but not yet effective up to the date of issuance of the financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. IFRS 18 Presentation and Disclosure in Financial Statements (effective for annual periods beginning on or after January 1, 2027). Management is currently assessing the implications of applying the new standard on the group’s consolidated financial statements.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

5	Other receivables and prepaid expenses

	December 31, 2025	December 31, 2024
Current asset
Financial assets
Other receivables	$218	$134
Employee receivables	233	79
Non-Financial assets
Value-added tax receivables	1,820	175
Total receivables	2,271	388
Prepaid expenses	527	419
	$2,798	$807
Non-current assets
Non-Financial assets
Value-added tax receivables	489	-
Other receivables	1,318	1,124
	$1,807	$1,124

6	Financial instruments

Fair values of financial instruments

The accounting classification of each category of financial instruments, and the level within the fair value hierarchy in which they have been classified are set out below:

	Fair Value Hierarchy Level	December 31, 2025	December 31, 2024
Financial assets
Amortized cost
Cash (1)	N/A	$9,611	$366
Receivables (1)	N/A	451	213
Assets held for sale	N/A	35	-
Financial liabilities
Other financial liabilities
Accounts payable & accrued liabilities (1)	N/A	25,202	25,202
Liabilities held for sale	N/A	422	-
Royalty payable	Level 2	4,284	-
Loan payable (3)	N/A	-	-
Lease liability	N/A	38	26
Warrant liability (2)	Level 3	45,992	1,446

(1)	The carrying value of cash, receivables and accounts payable and accrued liabilities approximates fair value due to the short-term nature of these items.

(2)	The Company applies a standard Black-Scholes model to value the warrant liability as described in note 17.

(3)	Loans payable is presented on an amortized cost basis and will be accreted to its face amount over the term to maturity of the loan at an effective interest rate.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The majority of the Company’s cash are held through large Canadian financial institutions. Receivables are primarily due from government agencies.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as described in note 25. Accounts payable and accrued liabilities and current lease liability and loan payable are due within the current operating period. The Company is exposed to liquidity risk.

Price risk

Price risk is the risk that the trading price of the Company’s shares will fluctuate and result in an increase or decrease in value of the warrant liability.

Commodity price risk

The Company is exposed to commodity price risk given that its revenues are derived from the sale of metals, the price of which have been historically volatile.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows from a financial instrument will fluctuate because of changes to market interest rates. The Company is exposed from time to time to interest rate risk as a result of holding fixed income cash equivalents and investments, of varying maturities and loans payable. A 1% change in market interest rates would result in no significant change in value of cash or fixed income securities. The risk that the Company will realize a loss as a result of a decline in the fair value of these assets is limited as they are generally held to maturity.

Foreign exchange risk

The Company operates in Canada and Mexico and is exposed to foreign exchange risk arising from transactions denominated in foreign currencies.

The operating results and the financial position of the Company are reported in United States dollars. Fluctuations of the operating currencies in relation to the United States dollar will have an impact upon the reported results of the Company and may also affect the value of the Company’s assets and liabilities.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The Company’s financial assets and liabilities as at December 31, 2025 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$5,888	$3,680	$43	$9,611
Receivables - other	-	451	-	451
Financial liabilities	5,888	4,131	43	10,062
Accounts payable and accrued liabilities	(309)	(12,894)	(11,999)	(25,202)
Lease liability	(38)	-	-	(38)
Royalty payable	-	(4,284)	-	(4,284)
Warrant liability	(45,992)	-	-	(45,992)
Liabilities held for sale	-	-	(422)	(422)
Net financial liabilities	$(40,451)	$(13,047)	$(12,378)	$(65,876)

The Company’s financial assets and liabilities as at December 31, 2024 are denominated in United States Dollars, Canadian Dollars, and Mexican Pesos, and are set out in the following table:

	Canadian Dollars	US Dollars	Mexican Pesos	Total
Financial assets
Cash	$12	$292	$62	$366
Receivables - other	-	213	-	213
Financial liabilities	12	505	62	579
Accounts payable and accrued liabilities	(524)	(7,401)	(3,063)	(10,988)
Lease liability	(26)	-	-	(26)
Warrant liability	(1,446)	-	-	(1,446)
Net financial liabilities	$(1,984)	$(6,896)	$(3,001)	$(11,881)

The Company’s reported results will be affected by changes in the US dollar to Canadian dollar and US dollar to Mexican Pesos exchange rate. As of December 31, 2025, a 10% appreciation of the Canadian dollar relative to the US dollar would have decreased net financial assets by approximately $4,045 (December 31, 2024 - $221). A 10% depreciation of the US Dollar relative to the Canadian dollar would have had the equal but opposite effect. A 10% appreciation of the Mexican Pesos relative to the US dollar would have decreased net financial asset by approximately $1,196 (December 31, 2024 - $288) and a 10% depreciation of the Mexican Pesos would have had an equal but opposite effect. The Company has not entered into any agreements or purchased any instruments to hedge possible currency risk.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The table below summarizes the maturity profile of the Company’s financial liabilities.

December 31, 2025	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$25,202	$-
Lease liability	10	28
Royalty payable	251	4,033
Liabilities held for sale	422	-
	$25,885	$4,061

December 31, 2024	Current – within 1 year	Non- current – 1 to 3 years
Accounts payable and accrued liabilities	$10,988	$-
Lease liability	11	15
	$10,999	$15

7	Inventory

	December 31, 2025	December 31, 2024
Consumable supplies	$3,002	$792
Work in progress	5,839	1,133
Finished goods	6,663	278
Stockpile	672	-
	$16,176	$2,203

Cost of sales represents the amount of product inventory recognized as an expense. All of the Company’s inventory on hand are located at the Cerro Prieto mine in Mexico. During the year ended December 31, 2025, a $87 (2024 - $599) impairment was recorded in inventory.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

8	Property, plant and equipment

	Cost December 31, 2023	Additions	Disposals	December 31, 2024	Additions	Additions Per Molimetales Acquisition (Note 13)	Disposals	December 31, 2025
Plant and mining equipment	$12,784	$149	$-	$12,933	$2,627	$16,385	$-	$31,945
Machinery	2,865	64	(103)	2,826	589	-	-	3,415
Office and furniture	264	-	(82)	182	17		-	199
Vehicles	936	-	-	936	124	-	(4)	1,056
Lab equipment	97	-	-	97	49	-	-	146
	$16,946	$213	$(185)	$16,974	$3,406	$16,385	$(4)	$36,761

	Accumulated Depreciation December 31, 2023	Depreciation	Disposals	December 31, 2024	Depreciation	Disposals	December 31, 2025
Plant and mining Equipment	$11,079	$610	$-	$11,689	$631	$-	$12,320
Machinery	2,761	52	(103)	2,710	132	-	2,842
Office and furniture	264	-	(82)	182	2	-	184
Vehicles	868	42	-	910	29	(4)	935
Lab equipment	91	6	-	97	5	-	102
	$15,063	$710	$(185)	$15,588	$799	$(4)	$16,383

Depreciation on property, plant and equipment for the year ended December 31, 2025 is $799 (2024 - $710) of which $644 (2024 - $646) is recorded as a cost of the mine, $nil (2024 - $nil) was recorded in exploration and evaluation assets and $155 (2024 - $64) is included in inventory.

Carrying amount	December 31, 2025	December 31, 2024
Plant and mining equipment	$19,625	$1,244
Machinery	573	116
Office and furniture	15	-
Vehicles	121	26
Lab equipment	44	-
	$20,378	$1,386

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

9	NAFTA claim

On September 1, 2006, the Company entered into an Earn in/Option Agreement (“the Agreement”) with DynaResource de Mexico S.A. de C.V. (“DynaMexico”) and its parent company, DynaResource, Inc. (“DynaUSA”). Under the Agreement, the Company had the right to earn up to a 50% equity interest in DynaMexico by funding up to $18 million in exploration and development expenditures on the San Jose de Gracia property (“SJG”). On March 14, 2011, the Company completed its Earn in/Option Agreement with DynaMexico for its 50% equity interest by reaching the expenditure funding requirement of $18 million. Subsequent to this date there have been legal claims filed in Mexico and the United States which resulted in the foreclosure of the Company’s share ownership.

On October 13, 2015, the Company was made aware of a news release disseminated by DynaMexico which claimed DynaMexico was awarded a $48 million judgement against the Company’s subsidiary Goldgroup Resources Inc. The Company’s position in response to the $48 million claim is that the Company was never notified of the purported court case, and does not recognize any of the claims mentioned therein and is of the belief that such claims are entirely without merit. The Company pursued the case to the Mexican Supreme Court level to get the judgment overturned.

On December 6, 2019, the 11th Federal Circuit Collegiate Court in México denied Goldgroup’s amparo regarding the $48 million claim and on February 20, 2020 a Mexico City court issued a judgment in favour of DynaMexico.

On December 4, 2020, DynaMexico filed another claim seeking recognition of the judgment under the Texas Uniform Foreign-County Money Judgment Recognition Act. The Company filed a Special Appearance, Motion to Dismiss for Improper Venue, and Motion for Non-Recognition in response. A hearing was held on the Special Appearance and Motion to Dismiss for Improper Venue on February 8, 2021 and on May 12, 2021, the 134th Judicial District Court, as a District Court of the State of Texas, ruled it is not required to recognize DynaMexico’s foreign judgment from the country of Mexico. DynaUSA has appealed this decision and the appeal has been fully briefed and oral arguments were held on April 20, 2022. On May 2, 2023, the court of appeals dismissed DynaUSA’s appeal.

On March 6, 2023, the Company announced that its subsidiary, Goldgroup Resources, filed a Request for Arbitration on February 17, 2023 with the International Centre for Settlement of Investment Disputes (“ICSID”) against the United Mexican States. The treatment and inaction by the Mexican courts have resulted in a judicial expropriation of Goldgroup Resources’ investment in DynaMexico and a denial of justice in breach of Mexico’s obligations under the North American Free Trade Agreement (“NAFTA”). On February 7, 2024, Goldgroup Resources filed its Memorial on the Merits related to the NAFTA claim and received Mexico’s Counter Memorial on the Merits and Memorial on Jurisdiction on June 19, 2024. On December 12, 2024, Goldgroup Resources filed its Reply on the Merits and Counter Memorial on Jurisdiction and received Mexico’s Rejoinder on the Merits and Reply on Jurisdiction on April 28, 2025. On June 11, 2025, Goldgroup Resources filed its Rejoinder on Jurisdiction. On August 15, 2025, Goldgroup Resources and Mexico filed their respective Comments on the Non-Disputing Party Submissions filed by Canada and the United States of America pursuant to NAFTA Article 1128. On September 23, 2025, Goldgroup Resources’ damages experts filed a Supplemental Report on Quantum, and Goldgroup Resources received the Supplemental Report on Quantum of Mexico’s damages experts on November 18, 2025. Goldgroup Resources is seeking monetary damages as a result of Mexico’s breaches of NAFTA, as well as declarations from the arbitral tribunal to counter any potentially detrimental consequences stemming from the continued existence of the $48 million judgment issued by the Mexican courts in favour of DynaMexico.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

10	Mineral property

Mineral property	Cerro Prieto	Esperanza Extension	San Francisco	Total
Balance, December 31, 2023	$240	$-	$-	$240
Transfer from exploration and evaluation asset (Note 12)	-	419	-	419
Depletion	(93)	(98)	-	(191)
Change in decommissioning obligation (Note 15)	(51)	(110)	-	(161)
Balance, December 31, 2024	96	211	-	307
Acquired (Note 13)	-	-	13,766	13,766
Depletion	-	(127)	-	(127)
Balance, December 31, 2025	$96	$84	$13,766	$13,946

The Company’s Cerro Prieto mining concessions have an existing 2% net smelter royalty (“NSR”).

During the year ended December 31, 2025, the Company acquired the San Francisco mine (Note 13). The San Francisco Mine is a large-scale, formerly producing open pit gold mine. The San Francisco Project encompasses concessions in the north central portion of the state of Sonora, Mexico, north of the state capital, Hermosillo.

The operation is comprised of two previously producing open pits (San Francisco and La Chicharra), together with heap leach processing facilities and associated infrastructure located close to the San Francisco pit.

The Company’s San Francisco mining Project has the following obligations owed to SA Targeted Investing Corp., a subsidiary of Royal Gold Inc. (“Royal Gold”):

(i) Gold Delivery: Commencing 5 (five) business days after restart of operations, and every month thereafter, deliver 75 gold ounces per month for 20 months; (Note 13)

(ii) Net Smelter Royalty: the Company will pay to Royal Gold a 1% NSR on each of the following mining concessions: San Francisco, Patricia, Norma, La Pima, Dulce, and San Judas. The NSR will commence once the Gold Delivery obligation is complete.

11	Assets and liabilities held for sale

On August 13, 2024, the Company entered into an agreement (the “Agreement”) to acquire all of the interests owned by a group of creditors (the "Creditor Group") who own a loan facility pursuant to which various advances were made to Minera Apolo, S.A. de C.V. (“Apolo”) (the “Loan Facility”). The outstanding amount under the Loan Facility is currently approximately USD $2.7 million and the facility was secured against the assets and shares of Apolo located in San Luis Potosi, Mexico. In consideration for the acquisition of the Loan Facility from the Creditor Group, the Company agreed to issue 50 million common shares pro rata to the members of the Creditor Group, pay cash consideration of $0.5 million within 18 months of the closing date of the Agreement, and pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%.

On January 16, 2025, the Company obtained TSX-V approval for the acquisition of the Loan Facility and began the process of enforcing its rights under its security provisions.

On March 7, 2025, the Company entered into an Agreement to Suspend Enforcement Proceedings (the "Non-Enforcement Agreement") dated March 6, 2025, with Candelaria Mining Corporation ("CMC"), who is the 100% owner of Apolo, with respect to the Loan Facility.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Pursuant to the terms of the Non-Enforcement Agreement, CMC will deliver all of the issued and outstanding shares of Apolo to the Company provided that certain conditions set out in the Non-Enforcement Agreement are satisfied, including receipt of all required approvals from the TSX Venture Exchange (“TSXV”). As part of the agreement, the Company agreed to:

-	Settle the approximately USD $2,703 owed on the Loan Facility;

-	Make a cash payment of USD $89 within five (5) days of receipt of all necessary approvals from the TSXV required by the Company and CMC to complete the transactions;

-	Make a cash payment of USD $89 on the later of (i) the delivery of the Apolo Shares to the Company, or (ii) six months after receipt of the TSXV Approvals, provided that the Apolo Shares have been delivered to the Company by such date; and

-	Issue 716,667 common shares of the Company.

On June 30, 2025, the Company obtained 100% ownership of the outstanding shares of Apolo.

Apolo is the 100% owner of the fully permitted gold project located east of the capital Zacatecas in the state of Zacatecas, Mexico (the “Pinos Project”).

Purchase Consideration
50,000,000 common shares issued for debt purchase (CAD $0.97)	$35,454
716,667 common shares issued to Candelaria (CAD $0.97)	$508
Cash to Candelaria	$178
Acquisition payable	$500
Acquisition costs	$8
Total consideration	$36,648

Purchase Price Allocation
Cash	$24
IVA receivable	$1,171
Prepaids	$108
Pinos project	$35,573
Accounts payable	$(228)
Total consideration	$36,648

On December 31, 2025, the Company entered into a Share Purchase Agreement where it has agreed to sell all the Apolo Shares to a private arm’s length British Columbia company (the “Purchaser”) in consideration of the payment of $5,000 in stages, with $2,450 ($2,445 received as at December 31, 2025) deposit payable on signing which will be refunded if the transaction does not close by February 16, 2026, $550 to be paid on closing and $2,000 to be secured by a promissory note and paid on or before the date that is six (6) months from the closing date. Further, the Purchaser has agreed to assume any and all liabilities of the Company associated with Apolo acquisition, including the assumption of $400 remaining payable on the original purchase agreement in addition to debt in the amount of $1,500 payable to the previous owners of Apolo that will be triggered by the sale of Apolo. The Company concluded that the sale meet the definition of an asset held for sale. Subsequent to December 31, 2025, the Company closed the sale of the Pinos Project.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

As at December 31, 2025, the impairment of the proposed sale is calculated as follows:

Impairment
Cash consideration	$5,000
Assumption of payables	400
Assets of Pinos Project	(997)
Liabilities of Pinos Project	22
Carrying value of the Pinos Project	(35,573)
Impairment	$31,148

As at December 31, 2025, assets available for sale included:

December 31, 2025
Cash	$35
Receivables	842
Prepaids	121
Carrying value of the Pinos Project	4,425
$5,423

As at December 31, 2025, liabilities available for sale included:

December 31, 2025
Accounts payable	$422
$422

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

12	Exploration and evaluation assets

Exploration and evaluation assets
Ending balance, December 31, 2023	$419
Transfer to mineral property	(419)
Ending balance, December 31, 2024	$-
Drilling and exploration services	1,354
Field supplies and materials	135
Ending balance, December 31, 2025	$1,489

During the year ended December 31, 2024, the Company started ore extraction from the Esperanza extension and determined that Esperanza was in the condition necessary for it to be capable of operating in the manner intended by management and therefore transferred the carrying amount from evaluation and exploration assets to mineral property (note 10).

During the year ended December 31, 2025, the Company commenced an exploration program and identified additional mining areas within its concessions, that the Company is adding to its mine plan.

13	Molimentales acquisition

On December 23, 2025, the Company acquired all of the issued and outstanding Series “A” shares in the fixed capital and all the issued and outstanding Series “B” shares in the variable capital (collectively the “Molimentales Shares”) of Molimentales del Noroeste, S.A. de C.V. (“Molimentales”) through a Concurso Mercantil process (restructuring proceeding equivalent to Chapter 11 in the United States). The Company has received approval from the Second District Court for Commercial Bankruptcy Matters (the “Mexican Court”) to the plan of arrangement (the “Plan of Arrangement”) the Company filed with the Mexican Court under the Concurso Mercantil process.

As part of the acquisition, the Company acquired 60.24% of the debts owed to certain major creditors (the “Major Creditors”) as recognized by the Mexican Court for $8,971 of which of $1,417 remains to be paid. Under the terms of the Plan of Arrangement, the Company has agreed to pay $2,566 in three equal installments in December 2026, 2027 and 2028 to the remaining creditors holding 39.76% of the recognized debt in addition to all outstanding mining concession fees (including penalties and interest), taxes, fees owed to the National Water Commission, supplier debts and certain expenses related to the Concurso proceedings currently estimated at approximately $8,026. Some of the payments described above are facilitated through the Company acquiring the Molimentales Shares by paying the owners of the Molimentales Shares MXN$100 and capitalizing Molimentales with MXN$99,900 for a total of MXN$100,000. The Company determined that the acquisition met the definition of an asset acquisition.

Purchase Consideration
Debt purchased	$8,971
Credit for debt owned by the Company	(3,274)
Molimentales Shares purchased	6
Transaction costs	1,750
Total consideration	$7,453

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Purchase Price Allocation
Cash	$12
IVA receivable	489
Inventory	1,890
Plant and mining equipment (Note 8)	16,385
Mineral property (Note 10)	13,766
Accounts payable	(14,600)
Royalty payable* (Note 10)	(4,284)
Asset retirement obligation (Note 15)	(6,205)
Total consideration	$7,453

*The Royalty Payable was estimated using a discounted cash flow method. Projected royalty receipts were calculated based on 75 ounces per month and forecast gold prices over the payment period, then discounted to December 23, 2025 at rates of 18.0% to 24.0% to reflect asset-specific risk. This produced a fair value range of $4,100 to $4,470, with a selected value of $4,284.

14	Loans and advances payable

During the year ended December 31, 2023, the Company received an advance of $100, which bore interest at 12% per annum and was to be repaid on June 15, 2025. During the year ended December 31, 2024, the Company received approval to have the advance convertible into units of the Company at CAD $0.10 per unit at a fixed FX rate of 0.76 USD to CAD at the election of the holder. Each unit will be comprised of one common share of the Company and one-half purchase warrant, with each full purchase warrant exercisable for one common share of the Company at an exercise price of CAD $0.20 per warrant expiring June 15, 2025.

The convertible debt instrument is a compound instrument which is required to be bifurcated to record the fair value of the separate debt and equity components. The fair value of the debt was determined using a discounted cash flow model based on an estimated discount rate for equivalent debt of 18% and the residual portion of $4 was allocated to the equity component.

Advances	December 31, 2025	December 31, 2024
Opening balance	$-	$100
Interest	-	9
Transfer to convertible debenture	-	(100)
Transfer to accounts payable and accrued liabilities	-	(9)
Total	$-	$-

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Convertible debenture	December 31, 2025	December 31, 2024
Opening balance	$-	$-
Transfer from advances	-	100
Equity portion	-	(4)
Transaction costs	-	(4)
Accretion	-	8
Repayment	-	(100)
Total	$-	$-

During the year ended December 31, 2024, the Company repaid $100 of the convertible debt.

15	Decommissioning obligations

The Company’s estimates of future decommissioning and restoration for reclamation and closure costs for its mine and exploration and evaluation assets are based on reclamation standards that meet Mexican regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, reclamation plans and cost estimates, discount rates and timing of expected expenditures.

The undiscounted amount of estimated cash flows required to settle the Cerro Prieto decommissioning and reclamation costs is estimated at $2,241 (2024 - $2,241). The undiscounted amount of estimated cash flows required to settle the San Francisco decommissioning and reclamation costs is estimated at $9,119 (2024 - $nil). The key assumptions on which this estimate was based on are:

i) Cerro Prieto’s expenditure’s present value is $2,241 (2024 - $2,121), reflecting anticipated cash flows to be incurred over approximately the next year. The Company recorded accretion of $120 (2024 - $156) included in finance costs (note 21) on the statement of loss and comprehensive loss for the year ended December 31, 2025. As at December 31, 2025 the discounted cash flows are calculated using an inflation rate of 3.79% (2024 – 3.79%) and a risk-free rate of 9.46% (2024 – 9.46%).

ii) San Francisco’s expenditure’s present value is $6,205 (2024 - $nil), reflecting anticipated cash flows to be incurred over approximately the next eight years. As at December 31, 2025, the discounted cash flows are calculated using an inflation rate of 3.62% (2024 – nil) and a risk-free rate of 8.72% (2024 – nil).

The discounted liability for the decommissioning and restoration provision is as follows:

	December 31, 2025	December 31, 2024
Balance, beginning of year	$2,121	$2,126
Addition – Change in estimate (Note 10)	-	(161)
Obligation acquired (Note 13)	6,205	-
Accretion expense	120	156
	$8,446	$2,121

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

16	Right of use asset and lease liability

Right of use assets	December 31, 2025	December 31, 2024
Opening balance	$22	$85
Recognition of right of use asset	44	-
Derecognition of right of use asset	(20)	-
Less: depreciation	(10)	(63)
Total right of use assets	$36	$22

Lease liabilities	December 31, 2025	December 31, 2024
Opening balance	$26	$82
Recognition of lease liability	44	-
Derecognition of lease liability	(24)	-
Lease payments	(13)	(63)
Lease interest	5	7
	38	26
Less: current portion	(10)	(11)
Classified as long-term liabilities	$28	$15

Undiscounted lease payments	December 31, 2025	December 31, 2024
Not later than a year	$14	$14
Later than a year	33	17
	$47	$31

The Company’s lease relates to an office lease. Interest expense on the lease liabilities for the year ended December 31, 2025 is $5 (2024 - $7). Depreciation of right-to-use assets is calculated using the straight-line method over the remaining lease term. Depreciation of equipment leases is recorded in cost of sales. During the year ended December 31, 2025, the Company incurred $11,593 (2024 - $5,786) for leases with variable lease payments not included in lease liabilities. The variable lease payments relate to certain equipment with consideration based on usage. During the year ended December 31, 2025, the Company received $nil (2024 - $56) from subleasing office space.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

17	Warrant liability

Investor warrants	Number of warrants	Weighted average exercise price (C$)	Warrant liability (US$)
Balance, December 31, 2023	1,744,286	$0.50	$11
Warrants granted	18,681,818	0.10	354
Change in fair value	-	-	1,081
Balance, December 31, 2024	20,426,104	$0.13	$1,446
Warrants granted	63,943,177	0.63	12,389
Warrants exercised	(25,925,010)	0.16	(4,903)
Change in fair value	-	-	37,060
Balance, December 31, 2025	58,444,271	$0.67	$45,992

The following table discloses the details for investor warrants outstanding as at December 31, 2025:

Expiry date	Number of warrants	Exercise price (C$)
January 21, 2027	12,980,000	0.15
March 17, 2027	11,666,667	0.45
March 27, 2027	1,205,167	0.45
November 7, 2026	12,743,952	0.75
August 5, 2027	15,000,000	1.10
September 27, 2027	4,848,485	1.05
	58,444,271

Finders warrants	Number of warrants	Weighted average exercise price (C$)
Opening balance, December 31, 2024 and 2023	-	$-
Warrants granted	4,157,415	0.54
Warrants exercised	(2,047,600)	0.16
Balance, December 31, 2025	2,109,815	$0.90

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The following table discloses the details for the finders warrants outstanding as at December 31, 2025:

Expiry date	Number of warrants	Exercise price (C$)
March 17, 2027	450,000	0.45
August 5, 2027	1,086,187	1.10
November 7, 2026	293,897	0.75
September 27, 2027	279,731	1.05
	2,109,815

On September 26, 2024, the Company closed a private placement and issued 15,500,000 units at a price of CAD $0.05 per unit, for aggregate gross proceeds of approximately $575 (CAD $775). Each unit consisted of one common share of the Company and one common share purchase warrant, with each warrant exercisable to purchase one share at a price of CAD $0.10 per share until September 26, 2026; provided that if the closing price of the Company's common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the Warrants will thereafter expire on the 30th calendar day after the date of such press release. The fair value of warrants at the date of grant was estimated at $287 using the proportionate allocation method. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.91% risk free interest rate, expected life of 2 years, 134% annualized volatility and 0% dividend rate.

On November 18, 2024, The Company closed a private placement and issued 3,181,818 units at a price of CAD $0.055 per unit for aggregate gross proceeds of up to approximately $125 (CAD $175). Each unit consisted of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $0.10 until November 18, 2026; provided that if the closing price of the Company’s common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the warrants will thereafter expire on the 30th calendar day after the date of such press release. The fair value of warrants at the date of grant was estimated at $67 using the proportionate allocation method. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 3.16% risk free interest rate, expected life of 2 years, 129% annualized volatility and 0% dividend rate.

On January 10, 2025, The Company gave notice to the holders of the warrants by press release that an Acceleration Event had occurred during the term of the warrants and the expiry date of the warrants was thereby accelerated to thirty (30) days after the date of the notice, resulting in a new expiry date of February 9, 2025. A total of 18,681,818 warrants were exercised at CAD $0.10 per common share and upon exercise of the warrants, the Company received gross proceeds of $1,295 (CAD $1,868). The Company recorded an allocation of $1,306 from warrant liability to share capital on exercise of the warrants.

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366 (CAD $3,500). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.15 until January 21, 2027. The Company paid cash finder’s fees of $142 and issued 2,025,600 finder’s warrants to a finder in connection with the offering. The finder’s warrants have the same terms and conditions as the warrant. The fair value of the warrants per the private placement at the date of grant was estimated at $1,030 using the proportionate allocation method and the fair value of the finders warrants was estimated at $208. These warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.92% risk free interest rate, expected life of 2 years, 127% annualized volatility and 0% dividend rate. The Company incurred $18 in transaction fees related to the private placement.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per unit for gross proceeds of approximately $4,893 (CAD $7,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units allocated between the first and second tranches. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $1,777 using the proportionate allocation method and the fair value of the finders warrants was estimated at $115. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.55% risk free interest rate, expected life of 2 years, 126% annualized volatility and 0% dividend rate.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per unit for gross proceeds of approximately $604 (CAD $775) Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 28, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $255 using the proportionate allocation method. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.55% risk free interest rate, expected life of 2 years, 127% annualized volatility and 0% dividend rate. The Company incurred $29 in transaction fees related to the private placement.

On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117 (CAD $15,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.75 until November 7, 2026. The Company paid cash finder’s fees of $4 and issued 631,794 finder’s units to a finder in connection with the offering. The finder’s units have the same terms and conditions as the warrants. The fair value of warrants per the private placement at the date of grant was estimated at $3,862 using the proportionate allocation method and the fair value of the finders warrants was estimated at $138. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.51% risk free interest rate, expected life of 1.5 years, 108% annualized volatility and 0% dividend rate. The Company incurred $55 in transaction fees related to the private placement.

On August 5, 2025, the Company closed a private placement financing and issued 15,000,0000 units at a price of CAD $0.80 per unit for aggregate gross proceeds of $8,709 (CAD $12,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.10 per share until August 5, 2027. The Company issued 1,086,187 finder's units to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.10 until August 5, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $4,159 using the proportionate allocation method and the fair value of the finders warrants was estimated at $576. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.69% risk free interest rate, expected life of 2.0 years, 120% annualized volatility and 0% dividend rate. The Company incurred $47 in transaction fees related to the private placement.

On September 12, 2025, the Company closed a private placement financing and issued 4,848,485 units at a price of CAD $0.825 per unit for aggregate gross proceeds of $2,886 (CAD $4,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.05 per share until September 12, 2027. The Company issued 78,013 finder's units and 201,718 finders warrants to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.05 until September 12, 2027. The fair value of warrants per the private placement at the date of grant was estimated at $1,306 using the proportionate allocation method and the fair value of the finders warrants was estimated at $138. The warrants were valued using the Black-Scholes option pricing model with the following weighted average assumptions: 2.50% risk free interest rate, expected life of 2.0 years, 115% annualized volatility and 0% dividend rate. The Company also paid cash finders fees of $139 and incurred $21 in transaction fees related to the private placement.

The fair value allocated to the warrants as at December 31, 2025, was $45,992 (December 31, 2024 - $1,446) and was recorded as a derivative financial liability as these warrants were exercisable in Canadian dollars, differing from the Company’s functional currency. The unrealized loss recognized in the statements of loss and comprehensive loss for the year ended December 31, 2025, was $37,017 (2024 – loss $1,081).

The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model. Option pricing models require the input of highly speculative assumptions, including the expected future price volatility of a Company’s shares. Changes in these assumptions can materially affect the fair value estimate and, therefore, existing models do not necessarily provide a reliable single measure of the fair value of the Company’s warrants.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

	December 31, 2025	December 31, 2024
Expected warrant life	1.24 years	1.65 years
Expected stock price volatility	95%	123.33%
Dividend payment during life of warrant	Nil	Nil
Expected forfeiture rate	Nil	Nil
Risk free interest rate	2.58%	2.93%
Weighted average strike price CAD	$0.67	$0.13
Weighted average fair value per warrant CAD	$1.08	$0.0102
Weighted average share price CAD	$1.56	$0.16

18	Share capital

(i)	Share capital

The Company’s authorized share capital consists of an unlimited number of common shares without par value.

Fiscal 2025

On January 21, 2025, the Company closed a private placement and issued 35,000,000 units at CAD $0.10 per unit for gross proceeds of $2,366 (CAD $3,500). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.15 until January 21, 2027. The Company paid cash finder’s fees of $142 and issued 2,025,600 finder’s warrants to a finder in connection with the offering. The finder’s warrants have the same terms and conditions as the warrant. The Company incurred $18 in transaction fees related to the private placement.

On March 17, 2025, the Company closed a private placement and issued 23,333,334 units at CAD $0.30 per unit for gross proceeds of approximately $4,893 (CAD $7,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027. As part of the private placement, the Company issued 900,000 finder’s units. Each finder’s unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 17, 2027.

On March 28, 2025, the Company closed a second tranche closing of its non-brokered private placement. For the second tranche, the Company issued an additional 2,583,330 units at CAD $0.30 per unit for gross proceeds of approximately $604 (CAD $775). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.45 until March 28, 2027. In aggregate, the Company has issued 25,916,664 units for gross proceeds of approximately CAD $7,775 inclusive of the first tranche closing and second tranche closing. The Company incurred transaction costs of $29 in relation to the private placement.

On May 7, 2025, the Company closed a private placement and issued a total of 27,272,727 units at CAD $0.55 per unit for gross proceeds of $11,117 (CAD $15,000). Each unit consists of one common share and one-half common share purchase warrant, with each full warrant being exercisable to purchase one common share at a price of CAD $0.75 until November 7, 2026. The Company paid cash finder’s fees of $4 and issued 631,794 finder’s units to a finder in connection with the offering. The finder’s units have the same terms and conditions as the warrants. The Company incurred transactions costs of $55 in relation to the private placement.

On August 5, 2025, the Company closed a private placement financing and issued 15,000,0000 units at a price of CAD $0.80 per unit for aggregate gross proceeds of $8,709 (CAD $12,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.10 per share until August 5, 2027. The Company issued 1,086,187 finder's units to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.10 until August 5, 2027. The Company incurred $47 in transaction fees related to the private placement.

On September 12, 2025, the Company closed a private placement financing and issued 4,848,485 units at a price of CAD $0.825 per unit for aggregate gross proceeds of $2,886 (CAD $4,000). Each unit comprises one common share and one common share purchase warrant. Each warrant is exercisable into one common share at a price of CAD $1.05 per share until September 12, 2027. The Company issued 78,013 finder's units and 201,718 finders warrants to finders in connection with the private placement. Each finder's unit consists of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $1.05 until September 12, 2027. The Company also paid cash finders fees of $139 and incurred $21 in transaction fees related to the private placement.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

During the year ended December 31, 2025, the Company issued 27,972,609 common shares as a result of warrant exercises for gross proceeds of approximately $3,154 (CAD $4,447).

During the year ended December 31, 2025, the Company issued 1,662,500 common shares as a result of option exercises for gross proceeds of approximately $48 (CAD $67).

Fiscal 2024

On September 26, 2024, the Company closed a private placement and issued 15,500,000 units at a price of CAD $0.05 per unit, for aggregate gross proceeds of approximately $575 (CAD $775). Each unit consisted of one common share of the Company and one common share purchase warrant, with each warrant exercisable to purchase one share at a price of CAD $0.10 per share until September 26, 2026; provided that if the closing price of the Company's common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the Warrants will thereafter expire on the 30th calendar day after the date of such press release. The Company incurred $11 in transaction costs in relation to the private placement.

On November 18, 2024, The Company closed a private placement and issued 3,181,818 units at a price of CAD $0.055 per unit for aggregate gross proceeds of up to approximately $125 (CAD $175). Each unit consisted of one common share and one common share purchase warrant, with each warrant being exercisable to purchase one common share at a price of CAD $0.10 until November 18, 2026; provided that if the closing price of the Company’s common shares for a period of 10 consecutive trading days is CAD $0.15 or higher, the Company will have the right to accelerate the expiry date of the warrants upon notice given by press release and the warrants will thereafter expire on the 30th calendar day after the date of such press release. The Company incurred $2 in transaction costs in relation to the private placement.

(ii)	Share based compensation

The Company has adopted a share option plan for which options to acquire up to 10% of the issued share capital, at the award date, may be granted to eligible optionees from time to time. Generally, share options granted have a maximum term of ten years, and a vesting period and exercise price determined by the directors. The exercise price may not be less than the closing quoted price of the Company’s common shares traded through the facilities of the exchange on which the Company’s common shares are listed. As at December 31, 2025, the remaining share options available for issue under the plan were 22,963,562 (December 31, 2024 – 2,192,497).

Total share options granted during the year ended December 31, 2025 was nil (2024 – 1,500,000). Total share-based compensation expense recognized for the fair value of share options granted and vested during the year ended December 31, 2025 was $33 (2024 - $141).

During the year ended December 31, 2025, the Company issued 1,662,500 common shares as a result of option exercises for gross proceeds of approximately $48 (CAD $67).

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

The fair value of the share options granted during the year ended December 31, 2024 was estimated on the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions:

	December 31, 2025	December 31, 2024
Expected option life	-	2 years
Expected stock price volatility	-	162.07%
Dividend payment during life of option	-	Nil
Expected forfeiture rate	-	Nil
Risk free interest rate	-	3.25%
Weighted average strike price	-	$0.075
Weighted average fair value per option	-	$0.061
Weighted average share price	-	$0.080

	December 31, 2025		December 31, 2024
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding - beginning of year	7,950,000	$0.047	7,990,000	$0.099
Granted	-	-	1,500,000	0.075
Expired/forfeited	-	-	(1,540,000)	0.350
Exercised	(1,662,500)	0.04	-	-
Outstanding - end of year	6,287,500	$0.048	7,950,000	$0.047

The following table discloses the number of options and vested options outstanding as at December 31, 2025:

	Options Outstanding			Options Exercisable
		Weighted			Weighted
		average	Weighted		average	Weighted
		remaining	average	Options	remaining	average
	Options	contractual	exercise price	outstanding and	contractual	exercise price
Exercise price (C$/option)	outstanding	life (years)	(C$/option)	exercisable	life (years)	(C$/option)
$0.04	4,787,500	2.84	$0.04	4,787,500	2.84	$0.04
$0.075	1,500,000	0.65	$0.075	1,500,000	0.65	$0.075
Outstanding - end of year	6,287,500	2.32	$0.048	6,287,500	2.32	$0.048

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

19	Related party transactions

The Company’s related parties include its subsidiaries, associates over which it exercises significant influence, and key management personnel. Key management personnel are those persons having the authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly. Key management personnel include officers, directors or companies with common directors of the Company. The remuneration of the Company’s directors and other key management personnel during the years ended December 31, 2025 and 2024, are as follows:

	2025	2024
Short-term employee benefits included in salary and consulting	$240	$439
Director’s fees included in professional fess	123	95
Share-based compensation	6	65
Consulting fees included in salary and consulting	-	72
	$369	$671

Short-term employee benefits include salaries incurred within the last twelve months of the statement of financial position date and other annual employee benefits.

At December 31, 2025, accounts payable and accrued liabilities includes $76 (December 31, 2024 - $403) owing to a director and/or officer and/or companies controlled by the directors.

During the year ended December 31, 2025, the Company paid consulting fees totalling $nil (2024 - $72) to companies controlled by an ex-director.

Amounts owing to or from related parties are non-interest bearing, unsecured and due on demand.

20	Cost of sales

	For year ended December 31,
	2025	2024
Mining	$16,496	$7,573
Crushing	3,166	2,568
Leaching	3,010	2,430
Plant and laboratory	2,217	1,801
Mine administration	2,476	1,812
Royalty	444	304
Change in inventory	(11,562)	891
Other	750	54
	$16,997	$17,433

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

21	Finance cost

		For year ended December 31,
	Note	2025	2024
Accretion – decommissioning obligations	15	$120	$156
Interest on lease liability	16	5	7
Interest on convertible debt	14	-	9
Amortization of transaction costs	14	-	8
Other finance cost		-	(21)
		$125	$159

22	Income tax

	For the year ended
	December 31, 2025	December 31, 2024
Current income tax expense	$-	$134
Deferred income tax (recovery) expense	-	-
	$-	$134

The tax effects of temporary differences between amounts recorded in the Company’s accounts and the corresponding amounts as computed for income tax purposes give rise to deferred tax assets (liabilities) as follows:

December 31, 2025	Canada	Mexico	Total
Tax loss carry-forwards	$10	$3,006	$3,016
Mineral property	-	22	22
Property, plant and equipment	-	213	213
Development and operating mine properties	-	(103)	(103)
Royalty deduction	-	705	705
Other	(10)	(3,843)	(3,853)
Deferred tax liability	$-	$-	$-

December 31, 2024	Canada	Mexico	Total
Tax loss carry-forwards	$6	$1,127	$1,133
Mineral property	-	141	141
Property, plant and equipment	-	(208)	(208)
Development and operating mine properties	-	(380)	(380)
Other	(6)	(680)	(686)
Deferred tax liability	$-	$-	$-

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

At December 31, 2025, no deferred tax assets are recognized on the following temporary differences or it is not probable that sufficient future taxable profit will be available to realize such assets:

December 31, 2025	Canada	Mexico	Total
Tax loss carry-forwards	$8,552	$17,005	$25,557
Investment	6,392	-	6,392
Mineral property	-	2,283	2,283
Property, plant and equipment	-	6	6
Decommissioning obligations	-	2,616	2,616
Royalty deduction	-	-	-
Other	722	243	966
Unrecognized deferred tax assets	$15,666	$22,153	$37,820

December 31, 2024	Canada	Mexico	Total
Tax loss carry-forwards	$8,218	$3,776	$11,994
Investment	2,045	-	2,045
Mineral property	-	2,174	2,174
Property, plant and equipment	324	462	786
Decommissioning obligations	-	767	767
Royalty deduction	-	581	581
Other	198	657	855
Unrecognized deferred tax assets	$10,785	$8,417	$19,202

The Company has non-capital losses of approximately $31,600 (2024 - $30,500) to reduce future income tax payable in Canada which expire between the years 2026 and 2045.

In Mexico, the Company has losses of approximately $69,100 (2024 - $16,300) to reduce income tax in Mexico which expire between 2026 and 2036.

The provision for income tax differs from the amount calculated using Canadian federal and provincial statutory income tax rate of 27% (2024 – 27%) as follows:

	Year ended December 31,
	2025	2024
Expected income tax recovery	$(17,849)	$(634)
Non-deductible items	12,598	1,392
Foreign exchange	1,382	1,604
Royalty deduction	-	134
Other	(13,713)	(197)
Deferred tax assets not recognized	17,582	(2,165)
Income tax expense	$-	$134

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

23	Segmented disclosure

The Company operates in two geographical and two operating segments. The operating segments are managed separately based on the nature of operations. Mining operations consists of the Cerro Prieto and Esperanza projects currently operational

All of the Company’s revenue is generated in Mexico. Other selected financial information by geographical segment is as follows:

	As at December 31, 2025			As at December 31, 2024
	Canada	Mexico	Total	Canada	Mexico	Total
Assets
Cash and cash equivalents	$6,647	$2,964	$9,611	$14	$352	$366
Other receivables and prepaid expenses	83	4,522	4,605	14	1,917	1,931
Inventory	-	16,176	16,176	-	2,203	2,203
Assets held for sale	-	5,423	5,423	-	-	-
Right of use assets	36	-	36	22	-	22
Property, plant and equipment	-	20,378	20,378	-	1,386	1,386
Mineral property	-	13,946	13,946	-	307	307
Exploration and evaluation asset	-	1,489	1,489	-	-	-

Liabilities
Accounts payable and accrued liabilities	(3,531)	(21,671)	(25,202)	(4,052)	(6,936)	(10,988)
Warrant liability	(45,992)	-	(45,992)	(1,446)	-	(1,446)
Lease liabilities	(38)	-	(38)	(26)	-	(26)
Deposit received on proceeds of sale	(2,445)	-	(2,445)	-	-	-
Liabilities held for sale	(422)	-	(422)	-	-	-
Royalty payable	-	(4,284)	(4,284)	-	-	-
Decommissioning obligations	-	(8,446)	(8,446)	-	(2,121)	(2,121)

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

Selected financial information by operating segments is as follows:

	As at December 31, 2025				As at December 31, 2024
	Production	Corporate	Exploration	Total	Production	Corporate	Total
Assets
Cash and cash equivalents	$2,964	$6,647	$-	$9,611	$352	$14	$366
Other receivables and prepaid expenses	4,522	83	-	4,605	1,917	14	1,931
Inventory	16,176	-	-	16,176	2,203	-	2,203
Right of use asset	-	36	-	36	-	22	22
Property, plant and equipment	20,378	-	-	20,378	1,386	-	1,386
Assets held for sale	-	-	5,423	5,423	-	-	-
Exploration assets	-	-	1,489	1,489	-	-	-
Mineral property	13,946	-	-	13,946	307	-	307
Total assets	$57,986	$6,766	$6,912	$71,664	$6,165	$50	$6,215

For the year ended December 31, 2025

	Corporate	Mining and Exploration	Total
Revenue	$-	$22,981	$22,981
Loss before income taxes	$(67,270)	$(1,110)	$(68,380)

For the year ended December 31, 2024

	Corporate	Mining and Exploration	Total
Revenue	$-	$20,369	$20,369
Loss before income taxes	$(2,258)	$(83)	$(2,341)

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

24	Commitments

a.	In 2011, the Company acquired the Caballo Blanco project held previously by Almaden Minerals Ltd. (“Almaden”). As part of the consideration, the Company may have to issue up to an additional 0.7 million common shares of the Company upon achievement of certain project milestones. As a result, the Company has recorded a contingent share consideration of $3,305 (December 31, 2024 - $3,305). Subsequent to the sale of Caballo Blanco to Timmins Gold in fiscal 2014 and further sale from Timmins Gold to Candelaria Mining Corp. in 2016, the terms of these contingent shares remained unchanged. Pursuant to a plan of arrangement the right to receive shares has been transferred to Almadex Minerals Limited.

b.	During the year ended December 31, 2025, the Company acquired the Pinos project and agreed to pay $1.5 million in contingent consideration which is only due upon the completion of certain criteria, including a positive pre-feasibility study at the Pinos Project, the advancement of the project into commercial production, publishing an updated 43-101 with greater than 200,000 ounces of contained gold equivalent ounces for the Pinos Project, or the Company’s owned interest in the Pinos Project falling to less than 51%. On December 31, 2025, the Company entered into a Share Purchase Agreement where it has agreed to sell all the Apolo Shares to a private arm’s length British Columbia company (the “Purchaser”) who has agreed to assume the contingent consideration (Note 11).

c.	The Company was entitled to receive an additional contingent consideration from the 2014 Caballo Blanco sale of $5.0 million (“Contingent Gain”) that would become payable in cash, Timmins Gold shares, or a combination thereof (at the option of Timmins Gold, provided that the Company’s ownership in Timmins Gold will not exceed 9.9% at any time) should any of the following events occur prior to October 31, 2019:

•	The approval of the Project's Environmental Impact Statement from SEMARNAT (“Environmental Permit”); or

•	A change in beneficial ownership of Timmins Gold of greater than 50%; or

•	The removal or change, at one time, of a majority of the current members of the Timmins Gold Board of Directors

During the year ended December 31, 2016, the Company sold the contingent receivable to Credipresto for cash consideration of $1,900, which was paid upon execution and the proceeds were used to pay back the principal of the Facility and recognizing a gain on sale of $1,900. An additional $600 will be contingently payable to the Company by Credipresto when the owner of Caballo Blanco receives the Environmental Permit. Although the Company may become entitled to the contingent payments, the value of these payments has not been recognized in the statement of financial position as at December 31, 2025 due to the level of uncertainty surrounding the conditions required for the payments.

25	Capital management

The capital of the Company consists of items included in shareholders’ deficiency. The Company’s objectives for capital management are to safeguard its ability to support the Company’s normal operating requirement on an ongoing basis, continue the operations, development and exploration of its mineral properties and support any expansionary plans.

The Company manages its capital structure and makes adjustments in light of changes in its economic environment and the risk characteristics of the Company’s assets. To effectively manage the entity’s capital requirements, the Company has in place a planning, budgeting and forecasting process to help determine the funds required to ensure the Company has the appropriate liquidity to meet its operating and growth objectives. As at December 31, 2025, the Company expects its capital resources will require additional financial support for its normal operating requirements, planned development and exploration of its mineral properties for the next twelve months. There are no externally imposed capital requirements to which the Company has not complied. There has been no change to the capital management of the Company during the year ended December 31, 2025.

Goldgroup Mining Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(amounts expressed in thousands of US dollars, except where indicated)

26	Supplemental cash flow information

Supplemental cash flow information	Notes	2025	2024
Decommissioning obligations – change in estimate	15	$-	$161
Recognition of right of use asset and lease liability	16	$44	$-
Derecognition of right of use asset and lease liability	16	$(20)	$-
Depreciation and depletion included in inventory	8	$155	$64
Warrant liability recognized upon issuance of private placement units	17,18	$12,389	$354
Transfer to assets available for sale	11	$5,423	$-
Transfer to liabilities held for sale	11	$422	$-
Molimentales acquisition costs accrued through accounts payable and accrued liabilities	13	$2,417	$-
Exploration and evaluation assets transitioned to mineral property	10	$-	$419
Finder’s warrants recognized on private placement units through reserves	18	$1,172	$-

27	Subsequent events

•	On January 26, 2026, the Company announced that it has entered into a definitive arrangement agreement and plan of merger with Gold Resource Corporation (NYSE American: GORO) (“GRC”), whereby Goldgroup has agreed to acquire all of the issued and outstanding shares of GRC’s common stock. Pursuant to the arrangement agreement, GRC’s stockholders will receive 1.4476 common shares of the Company for each share of GRC’s common stock adjusted to 0.3619 common shares of Goldgroup for each share of GRC’s common stock as a result of a proposed four-for-one share consolidation to be completed by the Company prior to closing. Since the transaction had not closed as of the financial statement date, the initial accounting for the acquisition is incomplete and certain IFRS 3 disclosures cannot yet be provided. The arrangement agreement includes a reciprocal termination fee of $5 million, payable by either party under certain specified termination circumstances.

•	Subsequent to December 31, 2025, the Company has issued 2,414,288 common shares as a result of warrant exercises for gross proceeds of approximately $948 (CAD $1,191).

•	Subsequent to December 31, 2025, the Company has issued 1,525,000 common shares as a result of option exercises for gross proceeds of approximately $44 (CAD $61).